SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                               DECEMBER 17, 1996
                Date of Report (Date of Earliest event reported)

                              FIRSTAR CORPORATION
             (Exact name of registrant as specified in its charter)




                                   WISCONSIN
                 (State or other jurisdiction of incorporation)

                                     1-2981
                             Commission File Number

                                   39-071170
                       (IRS Employer Identification No.)


                           777 EAST WISCONSIN AVENUE
                           MILWAUKEE, WISCONSIN 53202
                   (Address of principal executiive offices)

                                 (414) 287-3222
               Registrant's telephone number, including area code


ITEM 5   OTHER EVENTS

a)  FIRSTAR TO ISSUE CAPITAL SECURITIES TO FUND STOCK REPURCHASE

MILWAUKEE, Wis. -- Directors of Firstar Corporation (NYSE:FSR) on December 17 approved the repurchase of Firstar common stock worth up to $150 million. Repurchase will be made in the open market or in privately negotiated transactions from time to time.

Firstar expects to fund the repurchase program with proceeds from a private sale of $150 million in Capital Securities. These securities will be issued by Firstar Capital Trust I, a statutory business trust sponsored by Firstar. The Capital Securities will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of registration or an applicable exemption from the registration requirements.

Firstar Corporation is a $19.9 billion financial services company headquartered in Milwaukee, Wis. Firstar distributes banking, trust, insurance, securities brokerage and other financial services through 250 banking offices in Wisconsin, Iowa, Minnesota, Illinois, Arizona and Florida and an extensive correspondent banking network in the Upper Midwest.

b) The following text corrects previously filed portions of Item 2 of Firstar's Form 10-Q for the quarterly period ended September 30, 1996.

  1.  Page 9.  The first sentence of the second paragraph should read:
      Total interest expense was $476.0 million during the first nine months of 1996, an increase of $14.0 million, or 3.0% from the same period last year.
  2.  Page 10.  The first sentence of the third paragraph should read:
      Nonperforming assets were $92.4 million at September 30, 1996 which amounted to .70% of total loans and foreclosed assets.
  3. Page 13. The second and third sentence of the first paragraph should read: Earning assets totaled $17.7 billion, up $476 million, or 2.8% from year end. Earning assets have increased $638 million, or 3.7%, from a year earlier.
  4.  Page 14.  The first sentence of the first paragraph should read:
      Stockholders' equity totaled $1.645 billion at the end of the third quarter, an increase of $229 million from the prior quarter and $130 million from the total at September 30, 1995.


                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly cased this report to be signed on its behalf by the undersigned herunto duly authorized.


                              Registrant   FIRSTAR CORPORATION

                                       /S/ JEFFREY WEEDEN
                                       By Jeffrey Weeden, Senior Vice President
                                       Finance and Treasurer

Date:  December 18, 1996